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                            [PVF CAPITAL CORP. LOGO]


PRESS ANNOUNCEMENT
DATE:    NOVEMBER 12, 2008
CONTACT: JOHN R. MALE (440) 248-7171
PVF CAPITAL CORP. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

SOLON, Ohio, November 12, 2008 -- PVF Capital Corp. (Nasdaq: PVFC) PVF Capital Corp. (the "Company") announced today that Gerald A. Fallon has resigned from the Boards of Directors of the Company and its wholly owned subsidiary, Park View Federal Savings Bank. To fill the vacancy, the Company's has appointed Umberto P. Fedeli to both boards.

John R. Male, Chairman of the Board of the Company, stated: "We welcome Mr. Fedeli to the Board of Directors, and look forward to working with him to build shareholder value. Mr. Fedeli is not only a longtime, significant shareholder, but he has extensive knowledge of the banking industry which will contribute greatly to the future success of Park View Federal."

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the Company may be found at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital Market under the symbol PVFC.


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